EXHIBIT 5.1

July 31, 2009

PrivateBancorp, Inc.
120 South LaSalle Street
Chicago, Illinois 60603

Ladies and Gentlemen:

We have acted as special counsel to PrivateBancorp, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (as defined below) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offer and sale from time to time of an aggregate 1,951,037 shares of the Company’s common stock, no par value per share (the “Shares”) by the selling stockholders named in the Prospectus (as defined below).  The Shares are to be offered and sold by the selling stockholders under a registration statement on Form S-3 under the Securities Act filed with the Commission on May 9, 2008 (File No. 333-150767) (the “Registration Statement”), including a base prospectus dated May 9, 2008 (the “Base Prospectus”), and a prospectus supplement dated July 31, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).  The Shares to be offered and sold by the selling stockholders may be issued upon the conversion of the 1,951,037 shares of the Company’s non-voting common stock held by the selling stockholders.

In connection with the opinions expressed below, we have examined originals, or copies identified to our satisfaction, of such agreements, documents, corporate records, certificates of governmental officials and corporate officers and other papers as we have deemed necessary or advisable as a basis for such opinions, including without limitation (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect, (ii) the Amended and Restated By-laws of the Company, as currently in effect, (iii) the Registration Statement, and (iv) the Prospectus.  In such examination, we have assumed (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies; (b) that the parties thereto, other than the Company, had the power to enter into and perform all obligations thereunder; and (c) the due authorization, other than by the Company, by all requisite corporate or other action and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  Further, we have assumed that the Shares will be offered and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Prospectus.

PrivateBancorp, Inc.
July 31, 2009

Based on the foregoing, it is our opinion that based on the number of shares of common stock of the Company outstanding on the date hereof, if and when the Shares are so issued and delivered against surrender upon conversion of the shares of non-voting common stock held by the selling stockholders, the Shares will be legally issued, fully paid and nonassessable.

We are duly licensed to practice law in the State of Illinois and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than the statutory laws and regulations of the State of Illinois and the General Corporation Law of the State of Delaware, as currently in effect.  We express no opinion as to the laws of any jurisdiction or as to any local or municipal laws, ordinances, rules or regulations, or as to any state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus included therein.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours, /s/ Vedder Price P.C.

JDK